Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

January 29, 2009

Contacts:

Steven C. Ackmann

Salvatore R. DeFrancesco, Jr.

President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

DECLINES PARTICIPATION IN U.S. TREASURY DEPARTMENT TARP

The Board of Directors of Fidelity D & D Bancorp, Inc. announced that it received preliminary approval from the U.S. Treasury Department to take part in the U.S. Treasury Troubled Asset Relief Program Capital Purchase Program (TARP CPP). Based on the company’s strong capital position, the Company has decided not to participate in the program.  The effect of accepting the preferred equity was also determined to not be in the best interest of our shareholders.

Just like the last 105 years, the Company’s sound capital base along with ample liquidity allows us to continue with expansion plans, serve our depositors, and fund loans to our community for the foreseeable future.

At December 31, 2008, the Company’s total risk-based capital ratio was 13.6%,    Tier 1 risk-based ratio was 12.6% and its leverage ratio was 9.9%.  The Company currently exceeds the regulatory guidelines with the Company’s capital adequacy levels above the “well-capitalized” regulatory requirements.

Steven C. Ackmann, President and CEO, says, “We are well-capitalized, solid, and continue to invest in our community.  Because we are so well capitalized, we felt our customers and shareholders would be better served by not participating in the Treasury program. We continue to make consumer, mortgage and commercial loans, and we’ve had a strong fourth quarter in loan production.  In addition, we continue to make sure our customers know that their deposits are safe with Fidelity Bank, so in addition to keeping our capital base strong, we have decided to participate in the FDIC’s Temporary Liquidity Guarantee Program (TLGP).”

While many news sources report on a lack of lending by the banking industry, Fidelity has continued to make loans to its community. In fact, fourth quarter lending for the Company remained strong, with over $12,000,000 in mortgage loans funded, in addition to over $40,000,000 closed in commercial loans.

To protect its depositors, the Company is also participating in the FDICs TLGP. Under the TLGP, all depositors who hold funds in non-interest bearing accounts, or interest-bearing accounts with an interest rate of 0.50% or less, including the Lawyers Trust Accounts, will have a temporary unlimited guarantee from the FDIC until December 31, 2009.  The coverage of the TLGP is in addition to and separate from coverage available under the FDIC’s general deposit insurance rules, which insure accounts up to $250,000 until the end of the year.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.